                        [COOLEY GODWARD LLP LETTERHEAD]


July 23, 2001



ViroLogic, Inc.
270 East Grand Avenue
San Francisco, CA 94080



Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ViroLogic, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 6,574,962 shares of the common stock, $.001 par value, of the Company (the "Shares") on behalf of certain selling security holders. The Company issued Series A Convertible Preferred Stock (the "Series A Preferred") and warrants to purchase common stock (the "Warrants") in connection with a $16.5 million private placement structured to occur in two closings. The Registration Statement covers the Shares which are underlying the securities issued in the first closing, as well as additional shares that may become issuable according to the rights, preferences and privileges of the Series A Preferred and Warrants.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when issued (i) upon conversion of the Series A Preferred and upon exercise of the Warrants, and upon issuance and delivery against payment therefor in accordance with the terms of the Series A Preferred and Warrants, (ii) or pursuant to the rights, preferences and privileges of the Series A Preferred and Warrants, as applicable, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:    /s/ Christopher J. Kearns
       -------------------------
       Christopher J. Kearns